Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Elan Diagnostics, Inc.

We consent to the inclusion of our report dated April 29, 2003, with respect to the balance sheets of Elan Diagnostics, Inc., as of December 31, 2002 and 2001, and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, which report appears in the Form 8-KA of Novitron International, Inc. dated July 14, 2003. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/KPMG LLP
Providence, Rhode Island
July 10, 2003